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Exhibit 21.1

Subsidiaries of the Registrant
Name	Jurisdiction
Ikanos Communications International, Inc.	California
Ikanos Communications (India) Private, Ltd.	India
Ikanos Communications Japan KK	Japan

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  Exhibit 21.1